Exhibit 99.1

NMS Communications Announces Financial Results for the First Quarter 2003

    FRAMINGHAM, Mass.--(BUSINESS WIRE)--April 9, 2003--NMS Communications (NASDAQ: NMSS), the leading supplier of technology for tomorrow's networks, today announced results for the first quarter ended March 31, 2003.
    Revenues (in thousands) for the first quarter of 2003 were $20,812 compared to $28,217 for the corresponding quarter in 2002, a decrease of 26.2 percent. Pro forma net loss (in thousands) was $6,359 versus a net loss of $6,282 reported for the first quarter of 2002. Pro forma loss per diluted share for the quarter was $0.18 compared to a loss of $0.17 for the comparable period in 2002, based on 36.2 million and
36.1 million weighted average diluted shares outstanding, respectively.
    All pro forma numbers provided above exclude the effects of amortization charges related to acquisitions and purchased intangibles, restructuring charges, impairment charges and other non-recurring items, each of which are explained in more detail in the footnotes to the accompanying pro forma statement of operations. NMS Communications excludes these one-time effects, which are not representative of results from ongoing operations, and assumes a tax rate of 35 percent, to provide our shareholders supplemental information on performance and a consistent basis for financial comparisons. Results including these charges in accordance with generally accepted accounting principles ("GAAP") are stated later in this release and are also set forth in the accompanying statement of operations. NMS Communications uses this non-GAAP financial measure for investor communications only.
    During the quarter, the company purchased $1.8 million face value of convertible debt for a purchase price of $1.1 million, bringing the total face value of convertible debt repurchased by the company to $107.7 million, with a cumulative purchase price of $66.1 million. As of March 31, 2003, the remaining convertible debt outstanding was $67.3 million.

    GAAP Results

    Including the effects of amortization charges related to acquisitions and purchased intangibles, restructuring charges, impairment charges and other non-recurring items, each of which are explained in more detail in the accompanying pro forma statement of operations, net loss (in thousands) for the first quarter of 2003 was $11,584 versus a net loss of $13,526 reported for the first quarter of 2002 and loss per diluted share for the quarter was $0.32 compared to a loss of $0.37 for the comparable period in 2002, based on 36.2 million and 36.1 million weighted average diluted shares outstanding, respectively. The most significant reconciling items between GAAP net loss and pro forma net loss for the first quarter of 2003 relate to $1.2 million of amortization of purchased intangible assets and an assumed tax rate of 35 percent, off-set by a gain of $0.7 million realized on the repurchase of the convertible debt.

    Business Perspective

    "Results in the first quarter continued to be affected by softness in capital spending by enterprise as well as telecommunications companies. Our focus remains on improving the profitability of our existing Platforms and VQS businesses within the current business environment and making measured progress toward first revenues of our new HearSay and wireless access gateway products. We will make further cost reductions in the next week, and we reaffirm our commitment to reach break-even operations by the end of the year" said Bob Schechter, NMS Communications' chairman and CEO.
    "During the first quarter, we also announced the addition of the NMS Network Analysis System, a network testing and monitoring tool, to our voice quality products, opening the door for operators to take action to improve mobile phone call quality," Schechter said. "Independent research has shown that subscribers consider sound quality, especially in noisy environments, an important feature that is not yet adequately addressed--and one that affects wireless subscriber satisfaction, ARPU and churn. We expect increased awareness of the impact of voice quality on these mobile operator business metrics. In fact, this quarter, China Unicom began installing NMS' voice quality products with Studio Sound(R) to improve the call experience for its Shanxi Unicom subsidiary's 1.4 million subscribers," Schechter added.
    "We announced important new design wins with existing platform customers. For example, this quarter Avaya selected NMS voice processing technology for its recently announced Avaya(TM) Interactive Response System, the company's newest voice applications platform for self-service, using spoken instructions, touchtone or rotary-dialed input from any telephone. Similarly, long-time NMS customer Fujitsu will be the first to bring the value of NMS' new SS7 monitoring application to operators. And General Dynamics chose NMS to develop custom gateway technology for the British government's military tactical communications system," concluded Schechter.

    Financial Perspective

    For the second quarter ending June 30, 2003, NMS Communications expects revenues to be flat with the first quarter results. Gross margins are expected to perform in the range of 50% to 52%. The company anticipates a pro forma net loss for the second quarter of 2003 in the range of $0.14 to $0.16 per share. The Company's goal is to breakeven from operations by the end of 2003. The above targets represent the Company's current revenue and earnings goals as of the date of this release.

    NMS Conference Call Web Cast

    NMS Communications issues web casts for its conference calls to assure the broad dissemination of information in real time. To access the First Quarter 2003 conference call, which is scheduled for 5:00 p.m. ET today, log on to the company website at http://www.nmscommunications.com/and click on the webcast icon in the Investor Relations section.

    NMS Communications (Nasdaq: NMSS) helps its customers increase revenues and returns on investments by rapidly deploying new carrier-grade communications products and services. Every telecom operator and communications equipment provider on the Global Fortune 50 list relies on NMS Communications for technology-leading products and services, including system building blocks, systems, consulting, and support. Visit www.nmscommunications.com for more information.

    Statements in this document expressing the beliefs and expectations of management regarding future performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's expectations as of the date of this document and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to risks and uncertainties including, but not limited to, a continued slowdown in communications spending, the continued implementation of the Company's strategic repositioning and market acceptance of the Company's new solutions strategy, quarterly fluctuations in financial results, the Company's ability to exploit fully the value of its technology and its strategic partnerships and alliances, the availability of products from the Company's contract manufacturer and product component vendors and other risks. These and other risks are detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K for the year ended December 31, 2002. In addition, while management may elect to update forward-looking statements at some point in the future, management specifically disclaims any obligation to do so, even if its estimates change. Any reference to our website in this press release is not intended to incorporate the contents thereof into this press release or any other public announcement.

    NMS Communications, NMS HearSay, and PowerAccess are trademarks of NMS Communications Corporation. Studio Sound is a registered trademark of NMS Communications Corporation. All other product or corporate references are trademarks or registered trademarks of their respective companies.

                          NMS COMMUNICATIONS
            Pro Forma Consolidated Statements of Operations
                   (In $000's except per share data)
                              (Unaudited)

                                                  For the Three Months
                                                     Ended March 31,

                                                     2003       2002

Revenues                                           $20,812    $28,217

Cost of revenues (a)                                10,454     13,491

Gross profit                                        10,358     14,726

Operating expenses:
   Selling, general and administrative (b)          10,157     13,736
   Research and development (c)                      8,676      9,697
        Total operating expenses (d)                18,833     23,433

Operating loss                                      (8,475)    (8,707)

Other income (expense), net (e)                     (1,308)      (957)

Loss before income taxes                            (9,783)    (9,664)

   Income tax benefit (f)                           (3,424)    (3,382)

Net loss (g)                                       $(6,359)   $(6,282)

  Basic and diluted net loss per common share       $(0.18)    $(0.17)

  Weighted average basic and diluted shares
   outstanding                                      36,203     36,102

(a) Excludes $431 of amortization of purchased intangibles for the quarter ended March 31, 2003; $804 of amortization of purchased intangibles and $1,150 of the purchase accounting increase in VQS inventory at the date of acquisition for the quarter ended March 31, 2002.

(b) Excludes $651 of amortization of purchased intangibles related to the VQS acquisition and $399 of non-cash compensation expense related to the IML and VQS acquisitions for the quarter ended March 31, 2003; $1,363 of amortization of purchased intangibles related to the IML and VQS acquisitions and $1,465 of non-cash compensation expense related to the IML, Mobilee and VQS acquisitions for the quarter ended March 31, 2002.

(c) Excludes $80 of amortization of purchased intangibles for the quarter ended March 31, 2003; $84 of amortization of purchased intangibles for the quarter ended March 31, 2002.

(d) Excludes $887 restructuring charge for the quarter ended March 31, 2003.

(e) Excludes $115 of amortization of debt issuance costs and $688 gain on extinguishment of debt for the quarter ended March 31, 2003; $200 of foreign currency translation gain generated by the remeasurement of intercompany debt that was established in accordance with the IML transaction and $211 of amortization of debt issuance costs and $1,182 gain on extinguishment of debt for the quarter ended March 31, 2002.

(f) Assumes a corporate tax rate of 35% for all periods presented.



                          NMS COMMUNICATIONS
                 Consolidated Statements of Operations
                   (In $000's except per share data)
                              (Unaudited)

                                                  For the Three Months
                                                     Ended March 31,

                                                     2003       2002

Revenues                                           $20,812    $28,217

Cost of revenues                                    10,885     15,445

Gross profit                                         9,927     12,772

Operating expenses:
   Selling, general and administrative              11,207     16,564
   Research and development                          8,756      9,781
   Restructuring and other special charges             887          -
        Total operating expenses                    20,850     26,345

Operating loss                                     (10,923)   (13,573)

Other income (expense), net                           (735)       214

Loss before income taxes and extraordinary item    (11,658)   (13,359)

   Income tax (benefit) expense                        (74)       167

Net loss                                          $(11,584)  $(13,526)


  Basic and diluted loss per common share           $(0.32)    $(0.37)

  Weighted average basic and diluted shares
   outstanding                                      36,203     36,102



                          NMS COMMUNICATIONS
                 Condensed Consolidated Balance Sheet
                               (In $000)
                              (unaudited)



                                                March 31, December 31,
                                                  2003       2002
ASSETS
Current assets:
  Cash, cash equivalents and marketable
   securities                                   $78,078    $85,824
  Accounts receivable, net of allowance
   for uncollectable accounts of $1,005
   and $979, respectively                         7,039      8,617
  Inventories                                     8,018     10,170
  Prepaid expenses and other current
   assets                                         5,393      6,185
      Total current assets                       98,528    110,796

Property and equipment, net                      16,296     17,955
Other long-term assets                            2,421      2,558
Goodwill                                         10,279     10,279
Other intangible assets, net                     12,315     13,495
Total assets                                   $139,839   $155,083

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                             $18,983    $21,833

Long-term obligations, less current
 portion                                         67,267     69,067

Stockholders' equity                             53,589     64,183
Total liabilities and stockholders' equity     $139,839   $155,083

    CONTACT: NMS Communications
             For media and industry analysts:
             Pam Kukla, 508/271-1611
             pam.kukla@nmss.com
             or
             NMS Communications
             For financial analysts:
             Bob Hult, 508/271-1329
             bob_hult@nmss.com